EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MQ Associates, Inc., Parent of MedQuest, Inc., Issues 12¼% Senior Discount Notes Due 2012

Alpharetta, Georgia, August 24, 2004 – MQ Associates, Inc., the parent of MedQuest, Inc., today consummated its offering, through a private placement, of 12¼% Senior Discount Notes due 2012 (the “Senior Discount Notes”).  The Senior Discount Notes were issued at an issue price of 62.337%, or with an initial accreted value of $623.37 per $1,000 principal amount at maturity of the Senior Discount Notes.  Prior to August 15, 2008, the interest will accrue on the Senior Discount Notes in the form of an increase in their accreted value at a rate of 12¼% per annum so that on August 15, 2008 the accreted value of the Senior Discount Notes will equal their principal amount at maturity.  Thereafter, cash interest will accrue and be payable semi-annually.

MQ Associates, Inc. used the gross proceeds of the offering of approximately $84.8 million to pay (i) dividends to its existing stockholders, (ii) related fees and expenses of the offering and (iii) at its discretion, distributions to those of its employees that hold options to purchase its capital stock.

On August 16, 2004, MQ Associates, Inc. and MedQuest, Inc. entered into an amendment to its senior credit facility, which among other things, permitted MQ Associates, Inc. to issue the Senior Discount Notes and use the net cash proceeds therefrom to pay a dividend to its existing stockholders.

The Senior Discount Notes were offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and, outside the United States, only to non-U.S. investors in reliance on Regulation S.

The Senior Discount Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Discount Notes.

ABOUT MQ ASSOCIATES, INC.  –  MQ Associates, Inc. is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest, Inc.  MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, ultrasound and mammography.  MedQuest, Inc. operates a network of ninety-one centers in thirteen states located primarily throughout the southeastern and southwestern United States.

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding our future growth and profitability, growth strategy and trends in the industry in which we operate and the intent to make  the proposed offering of Senior Discount Notes.  These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions.  We can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for our services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect our ability to do business, actions of our competitors, introduction of new technologies, risks associated with our acquisition strategy and integration costs, and the additional factors and risks contained in our Amendment No. 1 to the Registration Statement on Form S-1 declared effective on May 14, 2004.

Contact:                           Thomas C. Gentry
Chief Financial Officer
4300 North Point Parkway
Alpharetta, Georgia  30022
(770) 300-0101